UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2013

Chevron Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-00368	94-0890210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road, San Ramon, CA	94583
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 842-1000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 30, 2013, the independent Directors of the Chevron Board of Directors (the “Board”) approved the grant of 415,000 stock options and 52,000 performance shares to J.S. Watson, Chairman and Chief Executive Officer, and ratified the following grants by the Management Compensation Committee under the Long Term Incentive Plan of Chevron Corporation (“LTIP”): G.L. Kirkland, Vice Chairman and Executive Vice President, 135,000 stock options and 19,500 performance shares; R.H. Pate, Vice President and General Counsel, 77,500 stock options and 10,200 performance shares; M.K. Wirth, Executive Vice President, 90,000 stock options and 12,000 performance shares; and P.E. Yarrington, Vice President and Chief Financial Officer, 103,000 stock options and 13,500 performance shares.

The stock options have a ten year term, and one-third of the grant vests at each anniversary of the date of grant, except as described below in the penultimate paragraph. The exercise price for the stock options is $116.45 per share, which is based on the closing price of Chevron’s common stock on January 30, 2013, the date of grant.

The performance shares may result in a payout at the end of the three-year performance period (January 1, 2013 through December 31, 2015) depending upon Chevron’s Total Stockholder Return (TSR) for the performance period as compared to the TSR of each company in Chevron’s peer group (BP p.l.c., Exxon Mobil Corporation, Royal Dutch Shell p.l.c. and Total S.A.). The cash payout, if any, will occur in an amount equal to the number of performance shares multiplied by the 20-day trailing average price of Chevron common stock at the end of the performance period multiplied by a performance modifier. The performance modifier is based on Chevron’s TSR ranking for the three-year period compared to the TSR of each company in Chevron’s peer group as follows (from best TSR to lowest TSR): 200 percent, 150 percent, 100 percent, 50 percent or zero percent. If the difference between Chevron’s TSR and the TSR of any higher or lower member of the peer group is less than one percentage point (rounded to one decimal point), the modifier will be the average of the sum of all the modifiers for Chevron and for such other members of the peer group that fall less than one percentage point (rounded to one decimal point) higher or lower than Chevron. The Management Compensation Committee may, in its discretion, adjust the cash payout of performance shares downward if it determines that business or economic considerations warrant such an adjustment.

Since Mr. Kirkland has more than 90 points (the sum of years of age and years of service) under the LTIP, all unvested outstanding stock options and performance shares held for at least one year from the January 30, 2013 date of grant will vest upon the separation from service for any reason other than for cause as defined under the LTIP rules. Since Ms. Yarrington, Mr. Watson and Mr. Wirth each has more than 75 points but less than 90 points under the LTIP, all unvested outstanding options and performance shares held for at least one year from the January 30, 2013 date of grant will vest on a pro rata basis (the number of granted shares underlying the award multiplied by the number of whole months from the options grant date (or, for performance shares, the performance period start date) to the separation from service date, up to 36 months, divided by 36 months) upon the separation from service for any reason other than for cause as defined under the LTIP rules.

On January 30, 2013, the independent Directors of the Board approved an increase to the Chevron Incentive Plan Award Target (“CIP Award Target”) for awards under the Chevron Incentive Plan (“CIP”) for Mr. Watson from 130 percent to 150 percent and ratified the following CIP Award Target increases approved by the Management Compensation Committee: Mr. Kirkland, from 100 percent to 130 percent; Mr. Pate, from 75 percent to 100 percent; Mr. Wirth, from 80 percent to 110 percent; and Ms. Yarrington, from 80 percent to 110 percent. Awards under the CIP are determined by the independent Directors of the Board for Mr. Watson and by the Management Compensation Committee with the ratification by the independent Directors of the Board for Messrs. Kirkland, Pate and Wirth and Ms. Yarrington. Awards are based on a formula that is the product of the CIP Award target, the base salary, the corporate performance factor (as determined by the Management Compensation Committee for the performance year), and the individual performance factor (as determined by the Management Compensation Committee for the performance year, except with respect to Mr. Watson’s, which is determined by the independent Directors of the Board).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVRON CORPORATION

Dated: February 4, 2013	By	/S/ CHRISTOPHER A. BUTNER
Christopher A. Butner,
Assistant Secretary and Managing Counsel, Securities/Corporate Governance